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                                                                   EXHIBIT 11.1

                CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                         COMPUTATION OF LOSS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                1993(1)    1994(1)    1995(1)
                                               ---------  ---------  ---------
Loss Before Extraordinary Item and Cumulative
 Effect of Change in Accounting for Income
 Taxes........................................ $ (25,774) $ (68,576) $(112,027)
Extraordinary Item, Net of Income Taxes.......       --     (18,265)       --
Cumulative Effect of Change in Accounting for
 Income Taxes.................................  (184,996)       --         --
                                               ---------  ---------  ---------
Net Loss......................................  (210,770)   (86,841)  (112,027)
Preferred Stock Preferences...................   (34,115)   (36,800)   (39,802)
                                               ---------  ---------  ---------
Loss Applicable to Common Stockholders........ $(244,885) $(123,641) $(151,829)
                                               =========  =========  =========
Loss Per Common Share Before Extraordinary
 Item and Cumulative Effect of Change in
 Accounting for Income Taxes.................. $    (.53) $    (.92) $   (1.22)
Extraordinary Item Per Common Share...........       --        (.16)       --
Loss Per Common Share from Cumulative Effect
 of Change in Accounting for Income Taxes.....     (1.62)       --         --
                                               ---------  ---------  ---------
Loss Per Common Share......................... $   (2.15) $   (1.08) $   (1.22)
                                               =========  =========  =========
Weighted Average Number of Shares Outstanding
 During the Period............................   114,055    114,334    124,882
                                               =========  =========  =========

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(1) For purposes of calculating loss per common share for the years ended
    December 31, 1993, 1994 and 1995, shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.